JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the shares of Common Stock of Viskase Companies, Inc., is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 1, 2000

KATANA FUND LLC, formerly known as PERITUS CAPITAL PARTNERS, LLC

By: Katana Capital Advisors, LLC, Manager

By: /s/ _______________________________________________

Steven L. Gevirtz, President

PERITUS ASSET MANAGEMENT, INC.

By: /s/ ______________________________________________

Timothy J. Gramatovich, President

KATANA CAPITAL ADVISORS, LLC

By: /s/ ______________________________________________

Steven L. Gevirtz, President